Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100 www.cohu.com
Cohu Reports Third Quarter 2010 Operating Results
POWAY, Calif., October 20, 2010 — Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2010 third quarter net sales of $86.1 million and GAAP net income of $7.6 million or $0.32 per share. Net sales for the first nine months of 2010 were $225.8 million and GAAP net income was $15.2 million or $0.63 per share.
The Company also reported non-GAAP results, with third quarter 2010 net income of $9.8 million or $0.41 per share and net income of $21.5 million or $0.90 per share for the first nine months of 2010.
GAAP Results

	Q3 FY 2010	Q2 FY 2010	Q3 FY 2009
Net sales	$86.1 million	$74.9 million	$44.1 million
Net income (loss)	$7.6 million	$6.7 million	$(0.1) million
Income (loss) per share	$ 0.32	$ 0.28	$ (0.00)

	9 Months 2010	9 Months 2009
Net sales	$225.8 million	$119.1 million
Net income (loss)	$15.2 million	$(28.9) million
Income (loss) per share	$ 0.63	$ (1.24)
Non-GAAP Results

	Q3 FY 2010	Q2 FY 2010	Q3 FY 2009
Non-GAAP net income	$9.8 million	$8.7 million	$ 1.7 million
Non-GAAP income per share	$ 0.41	$ 0.36	$ 0.07

	9 Months 2010	9 Months 2009
Non-GAAP net income (loss)	$21.5 million	$(4.4) million
Non-GAAP income (loss) per share	$ 0.90	$ (0.19)
Sales of semiconductor equipment accounted for 87.6% of fiscal 2010 third quarter sales. Microwave communications equipment and video cameras and related equipment contributed 7.3% and 5.1%, respectively, for the same period.
Orders were $90.0 million for the third quarter of 2010 and $95.4 million for the second quarter of 2010. Orders for semiconductor equipment were $74.0 million in the third quarter of 2010 compared to $84.8 million in the second quarter of 2010. Total consolidated backlog was $120.8 million at September 25, 2010 compared to $116.6 million at June 26, 2010. Cohu expects fourth quarter 2010 sales to be approximately $95 million.
James A. Donahue, Chairman, President and Chief Executive Officer stated, “This was a strong quarter for Cohu and the third consecutive quarter of increased operating income and earnings per share, on a non-GAAP basis.”
Donahue concluded, “SEMI reported that August orders for test and assembly equipment declined after increasing for seventeen consecutive months and as the third quarter progressed we saw indications of reduced near term demand from some customers. However, there are multiple drivers for our semiconductor equipment business, including the production ramp of Pyramid, our new thermal handler, capacity additions for new test floors, market share gains and the sales synergies of our broad product line. Cohu’s backlog is at a record level and we currently expect sequential increases in revenue and operating income in the fourth quarter.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on January 3, 2011 to shareholders of record on November 26, 2010. Cohu has paid consecutive quarterly cash dividends since 1977.
Use of Non-GAAP Financial Information:
Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets, inventory step-up adjustments and the deferred tax asset valuation allowance. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Operations.
These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.
Forward Looking Statements:
Certain matters discussed in this release, including statements concerning Cohu’s new products and expectations of business conditions, orders, sales, revenues and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; inventory, goodwill and other intangible asset write-downs; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.
About Cohu:
Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and video equipment.
Cohu will be conducting their conference call on Wednesday, October 20, 2010 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.
For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106

COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended (1)		Nine Months Ended (1)
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Net sales	$86,066	$44,062	$225,765	$119,068
Cost and expenses:
Cost of sales	55,989	27,845	148,261	83,128
Research and development	8,799	8,284	26,460	24,022
Selling, general and administrative	12,497	8,731	31,865	26,431

	77,285	44,860	206,586	133,581

Income (loss) from operations	8,781	(798)	19,179	(14,513)
Interest and other, net	127	302	439	1,128

Income (loss) before income taxes	8,908	(496)	19,618	(13,385)
Income tax provision (benefit) (2)	1,297	(425)	4,402	15,553

Net income (loss)	$7,611	$(71)	$15,216	$(28,938)

Income (loss) per share:
Basic	$0.32	$(0.00)	$0.64	$(1.24)

Diluted	$0.32	$(0.00)	$0.63	$(1.24)

Weighted average shares used in computing income (loss) per share (3):
Basic	23,802	23,429	23,669	23,384

Diluted	24,111	23,429	24,022	23,384

(1)	The three- and nine-month periods ended September 25, 2010 and September 26, 2009 were each comprised of 13 weeks and 39 weeks, respectively.

(2)	During the second quarter of 2009, the Company recorded a charge of $19.6 million for an increase in the valuation allowance against deferred tax assets.

(3)	For the three- and nine-month periods ended September 26, 2009, potentially dilutive securities were excluded from the per share computations due to their antidilutive effect.

COHU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (Unaudited)

	September 25	December 26,
	2010	2009
Assets:
Current assets:
Cash and investments	$91,285	$84,906
Accounts receivable	67,161	43,389
Inventories	66,020	52,428
Deferred taxes and other	10,333	12,827

Total current assets	234,799	193,550
Property, plant & equipment, net	38,975	38,006
Goodwill	59,272	61,764
Intangible assets, net	28,649	35,483
Other assets	1,789	1,315

Total assets	$363,484	$330,118

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$13,599	$5,322
Other current liabilities	61,901	48,631

Total current liabilities	75,500	53,953
Deferred taxes and other noncurrent liabilities	19,353	18,916
Stockholders’ equity	268,631	257,249

Total liabilities & stockholders’ equity	$363,484	$330,118

COHU, INC.
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	September 25,	June 26,	September 26,
	2010	2010	2009
Income (loss) from operations — GAAP basis (a)	$8,781	$8,927	$(798)

Non-GAAP adjustments:
Share-based compensation included in (b):
Costs of goods sold	84	68	94
Research and development	321	204	351
Selling, general and administrative	557	474	479

	962	746	924

Amortization of intangible assets included in (c):
Costs of goods sold	1,259	1,284	1,364
Research and development	—	—	—
Selling, general and administrative	200	204	216

	1,459	1,488	1,580

Income (loss) from operations — non-GAAP basis (d)	$11,202	$11,161	$1,706

Net income (loss) — GAAP basis	$7,611	$6,698	$(71)
Non-GAAP adjustments (as scheduled above)	2,421	2,234	2,504
Tax effect of non-GAAP adjustments (e)	(261)	(274)	(756)

Net income (loss) — non-GAAP basis	$9,771	$8,658	$1,677

GAAP net income (loss) per share — diluted	$0.32	$0.28	$(0.00)

Non-GAAP net income (loss) per share — diluted (f)	$0.41	$0.36	$0.07
Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	10.2%, 11.9% and (1.8)% of net sales, respectively.

(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH and the fiscal 2006 acquisition of Unigen.

(d)	13.0%, 14.9% and 3.9% of net sales, respectively.

(e)	To adjust the provision (benefit) for income taxes related to the adjustments described in notes (b) and (c) above based on applicable tax rates.

(f)	Computed using number of GAAP diluted shares outstanding for each period presented.

COHU, INC.
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

	Nine Months Ended
	September 25,	September 26,
	2010	2009
Income (loss) from operations — GAAP basis (a)	$19,179	$(14,513)

Non-GAAP adjustments:
Share-based compensation included in (b):
Costs of goods sold	233	241
Research and development	787	825
Selling, general and administrative	1,523	1,408

	2,543	2,474

Amortization of intangible assets included in (c):
Costs of goods sold	3,904	3,978
Research and development	—	—
Selling, general and administrative	620	631

	4,524	4,609

Inventory step-up included in costs of goods sold (d)	180	—

Income (loss) from operations — non-GAAP basis (e)	$26,426	$(7,430)

Net income (loss) — GAAP basis	$15,216	$(28,938)
Non-GAAP adjustments (as scheduled above)	7,247	7,083
Tax effect of non-GAAP adjustments (f)	(919)	(2,143)
Non-cash increase of valuation allowance (g)	—	19,551

Net income (loss) — non-GAAP basis	$21,544	$(4,447)

GAAP net income (loss) per share — diluted	$0.63	$(1.24)

Non-GAAP net income (loss) per share — diluted (h)	$0.90	$(0.19)
Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Management has excluded inventory step-up costs associated with our acquisition of Rasco, primarily because it is not reflective of our ongoing operating results, and is not used by management to assess the core profitability of our business operations. Additionally, management does not consider charges to the deferred tax valuation allowance as related to the Company’s operational performance and, as such, has excluded them to provide a better understanding of the company’s underlying operational results and a more meaningful basis for comparison with our historical and future results. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	8.5% and (12.2)% of net sales, respectively.

(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan.

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH, the fiscal 2006 acquisition of Unigen.

(d)	To eliminate the inventory step-up associated with certain semiconductor test systems sold.

(e)	11.7% and (6.2)% of net sales, respectively.

(f)	To adjust the provision (benefit) for income taxes related to the adjustments described in notes (b), (c) and (d) above based on applicable tax rates.

(g)	To exclude the non-cash net impact on the tax provision pertaining to the increase of the deferred tax asset valuation allowance.

(h)	Computed using number of GAAP diluted shares outstanding for each period presented.